Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated February 23, 2007, relating to the financial statements of Aços Villares S.A. for the year ended December 31, 2006, appearing in the Annual Report on Form 20-F of Gerdau S.A. for the year ended December 31, 2007.
/s/ Deloitte Touche Tohmatsu
São Paulo, Brazil
April 10, 2008